Exhibit 10.2

REAL ESTATE PURCHASE AGREEMENT

JUSTICE FARMS – SOUTH CAROLINA, NORTH CAROLINA, AND VIRGINIA

THIS REAL ESTATE PURCHASE AGREEMENT (the “Agreement”) is made and entered into as of March 23, 2015 (the “Effective Date”), by and between James C. Justice Companies, Inc., Justice Farms of North Carolina, LLC, and Alabama Carbon LLC, with principal offices at 302 S Jefferson Street, Roanoke, VA 24011 (collectively, the “Seller”) on the one hand, and Farmland Partners Inc., a Maryland corporation (the “REIT”), Farmland Partners Operating Partnership, LP, a Delaware limited partnership (the “Operating Partnership”), and FPI Colorado LLC, a Delaware limited liability company and a wholly owned subsidiary of the Operating Partnership, or assigns (“Buyer” and, together with the REIT and the Operating Partnership, the “Buyer Parties”), on the other hand.

W I T N E S S E T H:

WHEREAS, the Seller has, subject to the terms and conditions enumerated herein, agreed to sell, and the Buyer has agreed to purchase approximately 15,042 acres, of which approximately 13,921 are tillable, in (i) Beaufort County, Currituck County, Pamlico County, Pasquotank County, and Perquimans County, all of which are in North Carolina, (ii) Marlboro County, South Carolina and (iii) Chesapeake, Virginia. The eight farms are more particularly described in Exhibit A attached hereto (the “Real Estate”).

NOW THEREFORE, in consideration of the covenants and agreements herein contained and other valuable consideration, the sufficiency and receipt of which is hereby acknowledged, the parties hereto, intending to be legally bound, covenant and agree as follows:

1.

SALE AND PURCHASE.  Seller does hereby covenant and agree to sell and convey the Real Estate, together with all improvements, including but not limited to, all buildings, scales, pivots, electric irrigation motors, pumps, gearheads, submersible pumps, generators, underground pipes and all other related irrigation equipment, all water rights, all mineral rights, all timber rights, all development rights, all conservation easements, all leases, appurtenances and hereditaments, as well as title and interest to easements and rights-of-way, now located thereon or attached thereto (collectively, the “Additional Interests” and, hereafter, the Real Estate and the Additional Interests shall be referred to as the “Property”) by good and sufficient general warranty deed, to Buyer, or to such entity as Buyer may designate provided that such entity is owned by Buyer or Buyer’s parent company and provided further that Buyer shall not be released from any of Buyer’s agreements and undertakings as set forth herein; and Buyer covenants and agrees to purchase and accept Property on the terms provided for herein.

2.	PRICE AND CONSIDERATION. The purchase price (the “Purchase Price”) shall be payable as follows:

(a)	$49,800,000, less the Earnest Money (as defined below), payable in cash by wire at Closing (as defined below); and
(b)

824,398 shares (as adjusted in accordance with this Section 2(b), the “Shares”) of common stock of the REIT (“Common Stock”) to be issued to the Seller at Closing. The Shares to be issued to Seller will be subject to terms, conditions and restrictions set forth in this Agreement and in the Articles of Amendment and Restatement of the REIT (as amended from time to time, the “REIT Charter”); provided,  however, that in no event shall the number of shares of Common Stock to be issued to Seller at Closing result in Seller (or the direct or indirect owners of Seller) owning (actually or constructively) more than 9.8% of the outstanding shares of Common Stock after giving effect to the issuance of the Shares hereunder, in accordance with the REIT Charter.; and

(c)

2,157,573 units of limited partnership interest in the Operating Partnership (“OP Units”) to be issued to the Seller at Closing. The OP Units issued to Seller will be subject to terms, conditions and restrictions set forth in the Second Amended and Restated Agreement of Limited Partnership of the Operating Partnership, dated as of April 16, 2014 (as amended from time to time, the “Partnership Agreement”).

Notwithstanding any other provision of this Section 2, subject to the Buyer Parties’ compliance with the REIT Charter, applicable tax laws and the rules and regulations of the NYSE MKT, the parties hereto agree, not later than 30 days after the Effective Date, to amend this Agreement and/or enter into a separate purchase agreement between the Buyer Parties and each Seller, in either case in order to allocate the amount and type of consideration between the Sellers so as to increase the aggregate number of shares of Common Stock and decrease the aggregate number of OP Units issued to the Sellers, in such amount mutually agreed upon by the Buyer Parties and the Sellers, and provided that the aggregate number of shares of Common Stock and OP Units shall not change.

3.

EARNEST MONEY.  Earnest money shall be $250,000 (the “Earnest Money”).  The Earnest Money shall be deposited within five (5) business days of the Effective Date with, and shall be held by, Warren Curtis of Curtis & Croft, LLC, with principal offices at 325 W Calhoun Street, Sumter, SC 29150, as escrow agent hereunder (the “Escrow Agent”), for delivery to Seller at Closing or as otherwise provided for in this Agreement.

4.

TITLE TO PROPERTY.  Seller shall convey good, marketable and insurable fee simple title to the Property (with the exception of the mineral rights, which shall be conveyed via general warranty deed) to Buyer free and clear of all liens and encumbrances, subject only to Permitted Title Exceptions (as defined below).  Within twenty-one (21) days after the Effective Date, Seller shall, at Seller’s expense, furnish to Buyer a commitment to issue an ALTA title insurance policy in the amount of the Purchase Price prepared by a fully insured and bonded title company of Buyer’s choosing (the “Title Company”).  Permissible exceptions to title shall include only those that are acceptable to Buyer.  If title evidence discloses exceptions not acceptable to Buyer, Buyer shall give written notice of such exceptions to Seller within ten (10) days from Buyer’s receipt of the title commitment (the “Title Objections”). Seller shall have until the time set for the Closing to remove the Title Objections from the title commitment. If Seller is unable to cure any such Title Objection(s), then Buyer shall have the option to terminate this Agreement by delivering written notice to Seller by the time set for the Closing, in which case neither party shall have any further obligation or liability under this Agreement.  If Buyer closes on the purchase of the Property and not all Title Objections have been removed from the title commitment at the Closing, then said unremoved Title Objections, collectively with any additional exceptions listed on Schedule B-2 of the title commitment and/or any other exceptions to the coverage described on the title commitment shall be deemed to be have been accepted by Buyer (collectively said unremoved Title Objections and additional exceptions are hereafter referred to as the “Permitted Title Exceptions”).

5.

INSPECTION PERIOD CANCELLATION.  Buyer shall have the right to inspect the Property in all respects and perform its general due diligence responsibilities for thirty (30) days after the Effective Date (the “Inspection Period”).  If such inspection and examination of the Property and related issues, including but not limited to, farm leases, survey, title work, environmental issues, soil tests and borings, is not satisfactory to Buyer, Buyer may, in its sole discretion, cancel this Agreement upon written notice to Seller within the Inspection Period, and in such event the Earnest Money shall be returned to Buyer and neither party will have any further obligation or liability under this Agreement.  If Buyer fails to notify Seller of its election to terminate this Agreement on or before the expiration of the Inspection Period, Buyer shall be deemed conclusively to have waived its right to terminate this Agreement pursuant to this Section 5.  Seller agrees to cooperate reasonably with any such investigations, inspections or studies made by or at Buyer’s direction.  Buyer agrees to defend, indemnify and hold harmless Seller from any damage (including crop damage) or injury to persons or property that arise from Buyer’s inspections, and Buyer agrees to repair and/or reimburse, at its sole cost and expense, any damage (including crop damage) to the Property caused by such entry.

6.

APPRAISAL CONTINGENCY.  This Agreement is contingent upon Buyer obtaining from one or more reputable farmland appraisers, certified in the states where the Real Estate is located, experienced in farmland appraisals according to the Federal Agricultural Mortgage Corporation’s requirements, and acceptable to Buyer, one or more appraisals (the “Appraisals”) valuing the Real Estate  at no less than the Purchase Price. If Buyer has been unable to obtain such Appraisals, and Buyer serves written notice of such circumstance to Seller within the Inspection Period, Buyer shall have the right to unilaterally terminate this Agreement by serving written notice to Seller within the Inspection Period. In case of termination of the Agreement pursuant to this Section 6,  the Earnest Money shall be returned to Buyer and neither party shall have any further obligation or liability under this Agreement. Seller shall provide copies of any appraisals on the Real Estate prepared in the last 12 months.

7.

CONDITIONS PRECEDENT.  In addition to other conditions set forth in this Agreement, including those related to inspection of the Property, Buyer’s obligation to purchase the Property shall be subject to and contingent upon the following conditions precedent, any or all of which Buyer may waive by written notice only:

(a)	No Adverse Conditions. There shall be no material adverse change in the condition of, or affecting, the Property or Seller not caused by Buyer between the Effective Date and Closing.
(b)

Representations and Warranties.  Seller’s representations and warranties contained herein shall continue to be true and correct as of the date of Closing.  Seller shall immediately notify Buyer of any change whatsoever in said representations and warranties and, upon such notice, Buyer may terminate this agreement by delivering written notice to Seller within ten (10) business days of Buyer’s receipt of such notice; if no such termination notice is provided to Seller, then Buyer shall be deemed to have waived its termination right with respect to the condition(s) identified in such notice.

(c)

Government Documents.  Seller agrees to provide, within ten (10) days of the Effective Date, or as soon as practicable after Buyer’s request in the case of documents requested by Buyer pursuant to clause (v)  of this Section 7(c), the following documentation relating to the Property to the extent that such documentation is in Seller’s possession or within its reasonable control to obtain: (i) Farm Service Agency maps and Abbreviated 156 Farm Records, (ii) well permits, (iii) real property tax invoices, (iv) any surveys of the Real Estate available to Seller, and (v) any other relevant business, governmental or regulatory documents that Buyer requests during the Inspection Period. Seller shall also execute all relevant releases, which would allow Buyer to obtain any reasonable information which is not within the reasonable control of Seller.

(d)

Easements/Access.  Buyer shall be satisfied that all easements necessary, if any, to serve the Property, including, but not limited to, satisfactory ingress and egress, are in existence.  Buyer shall be deemed to have waived this contingency if Buyer does not terminate this Agreement within the Inspection Period.

(e)

Rental Agreement.  Seller agrees to enter into a lease agreement for the Real Estate in the form attached as Exhibit B (the “Lease Agreement”). The Lease Agreement shall be executed on the Effective Date, and any payments provided for therein as due upon execution of the Lease Agreements shall be delivered by Seller at Closing.

(f)

Cancellation.  If any of the foregoing conditions precedent is not satisfied or waived in writing by Buyer, Buyer may, but shall not be obligated to, elect, at its option, by written notice to Seller prior to the earlier of the time set for Closing or the specific deadline (as applicable) described within this Section 7, to terminate this Agreement, in which event the Earnest Money shall be returned to Buyer and the parties hereto shall have no further obligation or liability hereunder.

8.

DATE AND PLACE OF CLOSING.  Closing shall take place upon Buyer’s notification to Seller that all conditions enumerated in this Agreement have been satisfied or waived by Buyer (the “Closing”).  Subject to the aforesaid notification, Closing shall take place on or about May 13, 2015 at 11:00 o’clock A.M., Eastern Time, at the office of Warren Curtis, located at 325 W Calhoun St, Sumter, SC 29150, or at such other time and place as otherwise agreed to by Seller and Buyer.

9.

REAL ESTATE COMMISSION.  Any real estate commission attributable to, or associated with, the sale of the Property herein incurred by Seller shall be paid by Seller at Closing.  Any real estate commission attributable to, or associated with, the sale of the Property herein incurred by Buyer shall be paid by Buyer at Closing. Seller to pay a $500,000 commission to Mason and Morse Ranch Company, Percival Land & Timber Consultants, Inc., and K. A. Richardson Company. Seller and Buyer shall indemnify and hold harmless the other from any and all other claims for real estate fees or brokerage commissions arising from sale of the Property.

10.	CLOSING EXPENSES AND PRORATIONS.

(a)

Seller shall pay for the cost of the title commitment for the amount of the Purchase Price issued pursuant to said title commitment on the Property, all transfer taxes, escrow/closing fees charged by the Title Company, the cost of releasing any mortgages or encumbrances on the Property, including the recording of the releases of all such mortgages and encumbrances, and Seller’s attorney’s fees and expenses (including preparation of the warranty deed and all other transfer documents).

(b)	Buyer shall pay for the Buyer’s attorney’s fees and expenses.
(c)

All real estate taxes (including special district levies and fees) accruing through the date of Closing shall be prorated as of Closing and shall be paid by Seller, either as a credit to Buyer or as a cash payment to Buyer.  All real estate taxes accruing after the date of Closing shall be the responsibility of Buyer, except as provided by the Lease Agreement.

(d)	All other costs of the Closing shall be paid by the party that incurs the expense.
11.	REPRESENTATIONS, WARRANTIES, COVENANTS AND STIPULATIONS OF SELLER.

(a)

Organization and Due Authorization.  Seller is duly incorporated, validly existing and in good standing under the laws of its state of incorporation. Seller represents and warrants to Buyer, its successors and assigns, that Seller has full right and lawful authority to enter into this Agreement and perform all of its obligations under this Agreement, and no other parties have any right or ownership in or to the Property; provided, however, that Seller makes no representations or warranties with respect to any ownership rights to mineral, oil, and/or gas rights other than it has not sold, leased or otherwise transferred or committed to transfer any such rights. The execution and delivery of this Agreement and the performance of Seller of its obligations hereunder have been duly authorized by all requisite action of the Seller and require no further action or approval of Seller’s members, partners, stockholders, managers, board of directors, trustees or other individuals or entities, as applicable, in order to constitute this Agreement as a binding and enforceable obligation of Seller.

(b)	No Prior Lease. No lease has been in place on any portion of the Real Estate since January 1, 2013.
(c)	Possession. At Closing, possession of the Property will be delivered to Buyer, free of all contracts, except for Permitted Title Exceptions and the Lease Agreement.
(d)	No New Encumbrances. From and after the Effective Date until Closing, Seller shall not convey any portion of the Property or any rights therein, or enter into any lease, license, conveyance, security document, easement or other agreement, or amend any lease or existing agreement granting to a third party (i.e., a non-affiliate) any rights with respect to the Property or any part thereof, or any interest whatsoever therein, without Buyer’s prior written consent.

(e)

No Rights to Third Parties.  With the exception of Permitted Exceptions and the lease agreement attached as Exhibit B hereto, no person or entity, other than Buyer, has any right, agreement, commitment, option, right of first refusal or any other agreement, whether oral or written, with respect to the sale, assignment or transfer of all or any portion of the Property.  Furthermore, from the Effective Date until Closing or the termination of this Agreement, Seller shall neither enter into nor solicit from or negotiate with any third party with respect to the sale, assignment or transfer of all or any portion of the Property.

(f)

Environmental. To the knowledge of the Seller, there are no pending or threatened actions relating to any environmental law, there are no events or circumstances that would require clean-up or remediation, and there are no underground storage tanks situated upon the Property, except as set forth on the attached Schedule 11(e), which is hereby incorporated into and made a part of this Agreement. The foregoing representations and warranties shall survive the Closing for a period of five (5) years and shall not merge in the deed of conveyance.

(g)

Foreign Person.  Seller is not a foreign person within the meaning of Section 1445(f)(3) of the Internal Revenue Code, and no portion of the purchase price is required to be withheld by Buyer pursuant to Section 1445 of such Code and the regulations promulgated.  Upon Buyer’s request, Seller shall provide Buyer with written verification and certification that payments to Seller are not subject to withholding by Buyer.

(a)	Securities Law Matters. At the Effective Date and at the Closing, all of the representations of Seller set forth on Exhibit C shall be true and correct.
(b)

 Accredited Investor. Seller is an “accredited investor”, as that term is defined in Rule 501 of Regulation D under the Securities Act, and has previously provided, or will provide at or prior to Closing, the Accredited Investor Questionnaire set forth on Exhibit D, duly compiled and signed in a manner that, in Buyer’s sole discretion, satisfies applicable regulatory requirements.

(c)	Ownership of Common Stock. Neither Seller, nor the direct and indirect owners of Seller, own (actually or constructively, as determined pursuant to the REIT Charter) any Common Stock.
12.

REPRESENTATIONS, WARRANTIES AND CONVENANTS OF BUYER.  Buyer warrants and represents to Seller that it has, and at Closing will have, all requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated herein pursuant to the terms and conditions of this Agreement.

13.

DEFAULT AND REMEDIES.  In the event any party hereto shall fail to pay, perform or observe any of the covenants and conditions undertaken by it herein to be paid, performed or observed, then such party shall be deemed to be in default with respect hereto.  In the event of a default by Seller, Buyer shall have the right, following ten (10) days prior written notice to Seller during which period Seller has failed to cure such default, in addition to other remedies available at law or in equity, to:  (a) require Seller to perform all of its obligations hereunder including specifically its obligation to convey the Property to Buyer, (b) recover all Earnest Money if Buyer does not elect to pursue the remedy of specific performance, and (c) recover damages, including expenses incurred by Buyer, as a result of the default.  In the event of a default by Buyer, Seller shall have the right to declare this Agreement canceled and, upon such election Seller shall retain the Earnest Money as liquidated damages as its sole remedy.

14.

TAX-DEFERRED EXCHANGE. In the event Buyer or Seller desires to effect a tax-deferred  exchange  in connection with the conveyance  of the Property, Buyer and Seller agree to cooperate  in effecting such exchange;  provided,  however, that the exchanging party shall be responsible  for all additional  costs associated  with such exchange,  and provided  further, that a non-exchanging party shall not assume  any additional  liability  with respect  to such tax-deferred  exchange.  Buyer and Seller shall execute such additional documents, including assignment of this contract in connection therewith, at no cost to the non-exchanging party, as shall be required to give effect to this provision.

15.	POSSESSION. Possession will be granted at closing. Possession, including all means of access to the Property (keys, codes, garage door openers, etc.), shall be delivered upon Closing.

16.	HUNTING LEASES. All hunting leases are to be terminated prior to Closing.

17.

MINERAL RIGHTS, TIMBER RIGHTS, WATER RIGHTS, DEVELOPMENT RIGHTS, CONSERVATION EASEMENTS AND LEASES. This is a “Fee Simple” offer to include all of the Seller’s and Seller’s affiliates’ rights, titles and interests in and to the improvements and modifications, additions, restorations, repairs and replacements thereof; and all rights, titles, and interests of the Seller and affiliates in and to all appurtenances, easements, rights of way, roads, subsurface and surface mineral rights to include mineral leases, timber, timber rights, water rights, development rights and leases. This property must be free of all conservation easements. For the avoidance of doubt, Seller shall convey subsurface and surface mineral rights to include mineral leases that Seller or Seller’s affiliates now own or have ever owned since the acquisition of the Property.

18.

NOTICES.  All notices, demands, requests, consents, certificates and waivers from either party to the other shall be in writing and sent by United States registered mail, return receipt requested, postage prepaid, or via e-mail, addressed as follows:

If to Seller:James C. Justice Companies, Inc.

attn. James Justice

302 S Jefferson Street

Roanoke,  VA 24011

pam.rhodes@justicecorporation.com

If to Buyer:FPI Colorado LLC

attn. Luca Fabbri

8670 Wolff Court, Suite 240

Westminster, CO 80031

luca@farmlandpartners.com

or to such other address or email address as the party to receive the notice, demand, request, consent, certificate or waiver may hereafter designate in writing to the other.  All notices, demands, requests, consents, certificates and waivers shall be deemed to be given when sent via email, or on the third business day after being deposited in the United States mail as aforesaid, whichever occurs first.

19.

REDEMPTION OF OP UNITS.  Notwithstanding anything in the Partnership Agreement to the contrary, the maximum number of shares of Common Stock that Seller shall be entitled to receive upon redemption of OP Units shall be 1,109,985, which, together with the Shares, shall in no event be greater than 19.99% of the sum of the total outstanding shares of Common Stock and outstanding OP Units as of the Effective Date (the “Share Cap”).  Seller and REIT agree that, in the event Seller seeks to redeem a number of OP Units that, together with the Shares to be issued at Closing, would exceed the Share Cap (such OP Units, the “Excess Units”), any redemption of the Excess Units by the Operating Partnership or the REIT will only be made for cash; provided,  however, that if the Operating Partnership and the REIT do not have access to cash sufficient to redeem such Excess Units upon Seller’s request for redemption, the parties agree that the Company shall have four months from the date the notice of redemption is received by the Operating Partnership to either (i) satisfy the Seller’s redemption request for cash or (ii) seek the approval of the REIT’s stockholders to issue shares of Common Stock in excess of the Share Cap in satisfaction of the Seller’s redemption request, in accordance with Section 712(b) of the NYSE MKT listed company manual.

20.	MISCELLANEOUS.

(a)

No Waiver.  No waiver of any covenant or condition contained in this Agreement or of any breach of any such covenant or condition shall constitute a waiver of any subsequent breach of such covenant or condition by either party, or justify or authorize the nonobservance on any other occasion of the same or any other covenant or condition hereof of either party, nor shall any forbearance by either party to seek a remedy for any breach constitute a waiver with respect to such or any subsequent breach.

(b)

Successors.  Except as otherwise provided in this Agreement, the covenants, conditions and agreement contained herein shall bind and insure to the benefit of Seller and Buyer and their respective heirs, personal representatives, successors and assigns.

(c)

Captions.  The captions in this Agreement are for convenience only and are not a part of this Agreement and do not in any way define, limit or describe or amplify the terms and provisions or the scope or intent hereof.

(d)

Entire Agreement Interpretation.  This Agreement represents the entire agreement between the parties hereto and there are no collateral or oral agreements or understandings.  The masculine (or neuter) pronoun shall include the masculine, feminine and neuter genders, and the singular number shall include the plural number and vice versa.

(e)	Amendment. This Agreement shall not be amended or modified in any manner except by an instrument in writing executed by the parties.
(f)

Governing Law.  This instrument shall be governed by and construed in accordance with the general laws of the State of South Carolina. However, property law issues will be governed by the laws of the state where a property is physically located.

(g)

Attorneys’ Fees/Expenses.  In the event any dispute between the parties results in litigation or either party is required to retain legal counsel to enforce the provisions hereof, then the prevailing party shall be entitled to recover from the other any and all attorneys’ fees and expenses resulting therefrom.

(h)	Time of the Essence. Time shall be of the essence in this Agreement.
(i)	Effective Date. This contract shall be effective on the Effective Date.
(j)

Counterparts and Copies.  This Agreement may be executed in one or more counterpart signature pages (including via email in PDF format or other electronic counterpart signature pages), each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

(k)

Construction.  The language used in this Agreement shall be deemed to be the language approved by all parties to this Agreement to express their mutual intent, and no rule of strict construction shall be applied against any party.

(l)

Severability.  Each party agrees that it will perform its obligations hereunder in accordance with all applicable laws, rules and regulations now or hereafter in effect.  If any term or provision of this Agreement shall be found to be wholly illegal or unenforceable, the remainder of this Agreement shall be given full effect as if such provision were stricken.  In the event any term or provision of this Agreement shall be held overbroad in any respect, then such term or provision shall be narrowed, modified or limited by a court only to the extent necessary to make such provision or term enforceable while effectuating the intent of the parties herein expressed.

(m)

Access to Information.  Up to and following Closing, Seller shall provide Buyer with reasonable access to such business records specific to the Property and to the financial condition of the Seller and Seller’s parent company and shall perform such actions pertaining to the Property when requested by Buyer, including but not limited to, any records or actions reasonably requested by Buyer (1) to satisfy its obligations with respect to the Farm Service Agency, (2) to assist with filings with the United States Securities and Exchange Commission, including any cooperation required by Buyer’s auditors and counsel in relation to and with such filings, and (3) to fulfill any inquiry or inquiries which Buyer in its reasonable discretion deems necessary hereunder.

21.	ADDITIONAL PROVISIONS.

(a)

Repurchase Option Deadline. On the fifth anniversary of this Agreement (the "Repurchase Option Deadline") Seller shall have the option to repurchase the Property (the "Repurchase Option") for a total consideration (the "Repurchase Price") equal to the sum of: (a) the Purchase Price multiplied by 1.276282; (b) the price paid by Buyer for any improvements multiplied by 1.10; and (c) a sum equal to 15 times the annual rental income in excess of $4,150,000. Failure of the Seller to comply with any term of this Agreement or the Lease Agreements will immediately terminate the Seller’s Repurchase Option.

The decision to exercise the Repurchase Option shall be communicated to Buyer no later than six months prior to the Repurchase Option Deadline. Buyer shall then have 30 days to give Seller an estimate of the Repurchase Price, after which notification within ten (10) days Seller shall make a non-refundable down payment equal to 15% of the estimated Repurchase Price.

If the exercise of the Repurchase Option causes Buyer to incur costs in connection with the early repayment of debt as related to the Property, such costs shall be borne by Seller.

(b)	Expiration of Offer. Offer outstanding until March 13, 2015 at 5:00 o’clock P.M., Eastern Time.

(c)

Board Approval. This Agreement is subject to the approval of the Board of Directors of the REIT. If such approval is not obtained within three (3) business days of the Effective Date this Agreement shall be deemed null and void.

(d)

Collar. In the event that the closing price of the Common Stock, as published by the NYSE MKT (the “Exchange”) on any day that the Exchange is open for trading prior to Closing is higher than $11.36, the Buyer may terminate this Agreement by written notice to the Seller and be entitled to the Earnest Money regardless of anything to the contrary herein; provided, however, that such written notice to terminate must be delivered by the Buyer to the Seller no later than three (3) business days from the first date that the closing price of the Common Stock is higher than $11.36.  If the closing price of the Common Stock as published by the Exchange on any day that the Exchange is open for trading prior to Closing is lower than $10.36, the Seller may terminate this Agreement by written notice to the Buyer and the Earnest Money shall be returned to the Buyer regardless of anything to the contrary herein; provided, however, that such written notice to terminate must be delivered by Seller to the Buyer no later than three (3) business days from the first date that the closing price of the Common Stock is lower than $10.36.  In the event of any such termination of this Agreement, the parties shall have no further rights and obligations under this Agreement except for those which are expressly stated to survive such termination and such termination will be treated as a termination of this Agreement pursuant to this Section 21 (d).

(Signature page to follow.)

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first written above:

BUYER:SELLER:

FPI Colorado LLC James C. Justice Companies, Inc.

By:/s/ Paul A. Pittman                       By:/s/ James C. Justice                     .

Date:3/23/2015                                      Date:3/24/2015                                    .

REIT:SELLER:

Farmland Partners Inc.Justice Farms of North Carolina, LLC

By:/s/ Paul A. Pittman                       By:/s/ James C. Justice                     .

Date:3/23/2015                                      Date:3/24/2015                                    .

OPERATING PARTNERSHIP:                     SELLER:

Farmland Partners Operating Partnership, LPAlabama Carbon LLC

By:/s/ Paul A. Pittman                       By:/s/ James C. Justice                     .

Date:3/23/2015                                      Date:3/24/2015                                    .